Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Six Months Ended June 30   Three Months Ended June 30
                                              1999          1998          1999          1998
                                           ----------    ----------   -----------    -----------
BASIC
Average shares outstanding                 61,884,046    62,379,675    61,906,626    62,213,764
Net income                                    $28,843       $87,825       $12,264       $38,689

     Per share amount                           $0.47         $1.41         $0.20         $0.62
                                                =====         =====         =====         =====

DILUTED
Average shares outstanding                 61,884,046    62,379,675    61,906,626    62,213,764

Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       238,513       908,037       318,169       966,141
                                           ----------    ----------    ----------    ----------
                                           62,122,559    63,287,712    62,224,795    63,179,905
Net income                                    $28,843       $87,825       $12,264       $38,689

     Per share amount                           $0.46         $1.39         $0.20         $0.61
                                                =====         =====         =====         =====